EXHIBIT 11.1
                           CTI Industries Corporation
                    Computation of Earnings (Loss) Per Share
                      And Equivalent Share of Common Stock
                 for the years ended October 31, 1996 and 1997



                                                   Year Ended October 31, 1996    Year Ended October 31, 1997
                                                   ---------------------------    ---------------------------
                                                                    Fully                          Fully
                                                      Primary      Diluted           Primary      Diluted
                                                     ----------   ----------        ----------   ----------
  Line
  ----
 AVERAGE SHARES OUTSTANDING
    1    Weighted average number
            of shares of common stock
            outstanding during the period             1,026,572    1,026,572           999,551      999,551
    2    Net additional shares assuming
           stock options and warrants
           exercised and proceeds used to
           purchase treasury shares                     239,263      239,263           239,263      239,263
                                                     ----------   ----------        ----------   ----------
    3    Weighted average number of shares
           and equivalent shares
           of common stock outstanding
           during the period                          1,265,835    1,265,835         1,238,814    1,238,814
                                                     ==========   ==========        ==========   ==========


 EARNINGS (LOSS)

    4    Net earnings (loss)                          ($183,040)   ($183,040)       $1,193,578   $1,139,578
    5    Less dividends applicable to
           convertible preferred stock                  (74,211)     (74,211)          (97,500)     (97,500)
                                                     ----------   ----------        ----------   ----------
    6    Amount for per share computation             ($257,251)   ($257,251)       $1,042,078   $1,042,078
                                                     ==========   ==========        ==========   ==========

 PER SHARE AMOUNTS

         Loss applicable to common shares
           (line 6 / line 3)                             ($0.20)      ($0.20)            $0.84        $0.84
                                                     ==========   ==========        ==========   ==========



Earnings (loss) per share is computed by dividing net earnings (loss), less convertible preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents (common stock warrants) outstanding during the period.